Exhibit 99.1
EXECUTION COPY

BANC OF AMERICA SECURITIES LLC	MORGAN STANLEY SENIOR FUNDING, INC.
BANC OF AMERICA BRIDGE LLC	1585 Broadway
BANK OF AMERICA, N.A.	New York, New York 10036
One Bryant Park
New York, New York 10036
July 21, 2008
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
(408) 333-8000
Attention: Richard Deranleau
Project Aviary
Commitment Letter
$1,125,000,000 Senior Credit Facilities
$500,000,000 Senior Bridge Facility
Ladies and Gentlemen:
     You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and together with Bank of America and Banc of America Bridge the “Committing Banks”), Banc of America Securities LLC (“BAS”), and together with the Committing Banks and BAS, the “Agents,” “we” or “us”) that Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower” or “you”) intends to acquire (the “Acquisition”) all of the stock of Foundry Networks, Inc., a Delaware corporation (the “Target”), from the shareholders of the Target, for approximately $3.0 billion in cash and 14.7 million shares of your common stock (as more fully provided in the Acquisition Agreement (as defined below)). The Acquisition will be effected through the merger of a newly-created wholly-owned subsidiary of Borrower into the Target, with the Target being the surviving corporation or through such other transaction structure reasonably acceptable to us. After giving effect to the Acquisition, Borrower will own all of the equity interests in the Target. The Borrower, the Target and their subsidiaries are hereinafter referred to collectively as the “Companies.”
     You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined), and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $1.5 billion of cash on hand held by the Companies, on a combined basis as of the Closing Date; (b) up to $1,125.0 million in senior secured credit facilities of the Borrower (collectively, the “Senior Credit Facilities”), comprised of (i) a term loan facility of $1,000.0 million and (ii) a revolving credit facility of $125.0 million; and (c) $500.0 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Senior Notes”) or, alternatively, $500.0 million of senior unsecured loans under a bridge facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Annex II hereto), the “Bridge Financing”). The Acquisition, the entering into and funding of the Senior Credit Facilities, the issuance and sale of the Senior Notes or the entering into and funding of the Bridge Facility, and all related transactions are hereinafter collectively referred to as the “Transaction.” In lieu of issuing all or a portion of the Senior Notes, the Borrower may elect to, in consultation with the Lead Arrangers, issue convertible notes (the “Convertible Notes”).
     BAS and Morgan Stanley & Co. Incorporated (“MSCI”) have also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which BAS and MSCI are willing to act as joint underwriters, joint initial purchasers, joint lead arrangers and joint placement agents for (i) the Senior Notes, (ii) Convertible Notes or (iii) if the Bridge Facility is funded on the Closing Date, the senior unsecured notes or certain other securities (including without limitation convertible securities) of the Companies that may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Securities”).
     1. Commitments. In connection with the foregoing, (a) each of Bank of America and MSSF, severally and not jointly, is pleased to advise you of its commitment to provide 50.0% of the full principal amount of the Senior Credit Facilities, Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the "Administrative Agent”) for the Senior Credit Facilities, and MSSF is pleased to advise you of its willingness to act as the sole and exclusive syndication agent for the Senior Credit Facilities, all upon terms in the summary of terms attached as Annex I and subject only to conditions set forth in paragraph 5 of this letter and Annex III hereto (collectively, the “Senior Financing Summary of Terms”), (b) BAS and MSSF, jointly and not severally, are pleased to advise you of their willingness, as joint lead arrangers and joint book running managers (collectively, in such capacities, the “Senior Lead Arrangers”); provided that BAS will have “left” placement in all marketing materials and other documentation used in connection with the Senior Credit Facilities and will have the roles associated with such “left” placement, for the Senior Credit Facilities to form a syndicate of financial institutions and institutional lenders (collectively, the “Senior Lenders”) in consultation with you for the Senior Credit Facilities, including Bank of America and MSSF, (c) each of Banc of America Bridge and MSSF, severally and not jointly, is pleased to advise you of its commitment to provide 50.0% of the full principal amount of the Bridge Facility, all upon terms in the summary of terms attached as Annex II and subject only to conditions set forth in paragraph 5 this letter and Annex III hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”) (it being understood that to the extent any Senior Notes, Convertible Notes or Excluded OEM Securities (as defined in the Engagement Letter) are issued prior to the Closing Date to consummate the Acquisition, the commitment with respect to the Bridge Facility shall be reduced dollar for dollar by the amount of such issuance of Senior Notes, Convertible Notes or Excluded OEM Securities), and (d) BAS and MSSF are also pleased to advise you of their willingness to act as joint lead arrangers and joint book running managers (collectively, in such capacities, the “Bridge Lead Arrangers”; provided that BAS will have “left” placement in all marketing materials and other documentation used in connection with the Bridge Facility and will have the roles associated with such “left” placement; the Senior Lead Arrangers and/or Bridge Lead Arrangers are sometimes referred to herein as the “Lead Arrangers”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you for the Bridge Facility, including Banc of America Bridge and MSSF (the “Initial Bridge Lenders”). All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms. If you accept this Commitment Letter as provided below in respect of the Senior Credit Facilities, the date of the initial funding under the Senior Credit Facilities, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility or of the issuance and sale of the Senior Notes in lieu of funding the Bridge Facility, in each case, is referred to herein as the "Closing Date.”

     2. Syndication. The Lead Arrangers intend to commence syndication of each of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter related to the Facilities. You agree to actively assist, and to cause the Companies to actively assist, the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter) of each such Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors, and using commercially reasonable efforts to cause Target and its advisors, to provide the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transaction, (b) your assistance in the preparation of Information Memoranda and other materials to be used in connection with the syndication of each such Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Companies, (d) your procuring a corporate credit rating for the Borrower from Standard & Poor’s Ratings Services and a corporate family rating for the Borrower from Moody’s Investors Service, Inc. at least 30 days prior to the Closing Date, (e) using your commercially reasonable efforts to complete the Information Memoranda to be used in connection with the syndication of the Senior Credit Facilities at least 30 days prior to the Closing Date; and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including (i) by making your officers and advisors reasonably available and (ii) using your commercially reasonable efforts to make officers and advisors of the Target reasonably available, in each case from time to time to attend and make presentations regarding the business and prospects of the Borrower or Target, as appropriate, at one or more meetings of prospective Lenders. Each Committing Bank agrees that the completion of a Successful Syndication shall not be a condition to its commitment hereunder.
     It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of each Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.
     3. Information Requirements. You represent, warrant and covenant that, to the best of your knowledge, (a) all financial or other projections concerning the Companies that have been or are hereafter made available to the Agents or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that are reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond our control, and that no assurance can be given that any particular projection will be realized) and (b) all Information regarding the Companies, other than Projections, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as supplemented and contemplated herein and taken as a whole (the “Information”) and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. You agree to furnish the Agents with further and supplemental information from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating each of the Facilities, the Agents are and will be using and relying on the Information without independent verification thereof.

     You acknowledge that (a) the Agents on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
     Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
     You agree that the Agents on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Agents in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Agents will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
     4. Fees and Indemnities. (a) You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto, if, as and when required thereby. You also agree to reimburse the Agents from time to time on demand, upon presentation of a reasonably detailed summary statement, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agent, and of any special and local counsel to the Lenders retained by the Lead Arrangers and reasonable and documented out-of -pocket due diligence expenses) incurred in connection with the Facilities, the syndication thereof and the preparation of the definitive documentation therefor. We agree to provide you an initial estimate of all such fees and expenses together with updates of such estimate at such times as Borrower may request. In addition, if this Commitment Letter is accepted with respect to the Bridge Facility, all reasonable and documented out-of-pocket fees and expenses incurred in connection with the Senior Notes or the Permanent Securities will be reimbursed as provided in the Engagement Letter.
     (b) You also agree to indemnify and hold harmless the Agents, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transac-

tion and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that a Committing Bank shall only have liability to you (as opposed to any other person), and that a Committing Bank shall be liable solely in respect of their own commitment to the Facilities on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. For the avoidance of doubt, it is understood that you shall not be required to reimburse the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties unless, representation of all such Indemnified Parties would be inappropriate due to the existence of an actual or potential conflict of interest.
     5. Conditions to Financing. The commitments of Bank of America and MSSF in respect of the Senior Credit Facilities, the commitment of Banc of America Bridge and MSSF in respect of the Bridge Facility and the undertaking of BAS and MSSF to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent in a manner acceptable to the Lead Arrangers: (a) in the case of the Senior Credit Facilities and the Bridge Facility, respectively, you shall have accepted the separate fee letter addressed to you dated the date hereof from the Agents (the “Fee Letter”) as provided therein for the Senior Credit Facilities, the Bridge Facility, or both Facilities, as the case may be; and you shall have paid, or caused the Companies to pay, all applicable fees and expenses (including the reasonable fees and disbursements of counsel) that are due thereunder; (b) in the case of the Bridge Facility, you shall have accepted the Engagement Letter; and thereafter the Engagement Letter shall remain in full force and effect; (c) the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with the Summary of Terms, as applicable, and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under such Facility and you; and (d) unless consented to by Bank of America and MSSF, after the date hereof and prior to and during the syndication of the Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Companies or any of their affiliates (other than the Senior Notes and/or the Convertible Notes) that could reasonably be expected to compete with the syndication of, and materially disrupt or materially interfere with, the orderly syndication of the Facilities, it being understood and agreed that any issuance of securities to an original equipment manufacturer or other strategic investor shall not be considered to compete with such syndication or cause such disruption or interference.
     6. Confidentiality and Other Obligations. This Commitment Letter, the Fee Letter and the Engagement Letter and the express contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your officers, directors, employees, agents, accountants, attorneys, advisors and other representatives retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summaries of Terms) but not the Fee Letter or the Engagement Letter (a) to officers, directors, employees, agents, advisors and other representatives of the Target in connection with their consideration of the Transaction provided Borrower has requested Target to keep such information confidential, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or in response to requests from any such authority or exchange, (c) pursuant to the order of any court or administrative agency in any pending legal process, (d) by way of description of the Facilities (excluding the express contents of the Fee Letter) in any press releases, prospectuses or other documentation issued in connection with the Acquisition, and (e) after written notice to the Lead Arrangers of any legally required disclosure, as otherwise required by law or compulsory legal process; provided that the foregoing limitations shall cease to apply to the Commitment Letter (but not the express terms of the Fee Letter and the Engagement Letter) to the extent it becomes publicly available other than resulting from a breach of this paragraph by you.
     You acknowledge that the Agents or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Agents agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Companies and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Agents further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Agents are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Companies or any of your or their respective affiliates that is or may come into the possession of the Agents or any of such affiliates.
     In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Agents, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Agents has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Agents has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Agents have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
     The Agents hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Agents, as applicable, to identify you in accordance with the Act.

     7. Survival of Obligations. The provisions of numbered paragraphs 3, 4 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Agents hereunder; provided, however, that you shall be deemed released from your reimbursement and indemnification obligations hereunder (other than those contained in numbered paragraph 2 and 6) (i) if you have accepted the commitments hereunder in respect of the Senior Credit Facilities, upon the execution and delivery by the Companies of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder and/or (ii) if you have accepted the commitments hereunder in respect of the Bridge Facility, upon the execution and delivery by the Companies of all definitive documentation for the Bridge Facility and the initial extension of credit thereunder or the execution and delivery by the Companies of all definitive documentation for the Senior Notes and the issuance and sale thereof on the Closing Date.
     8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart thereof.
     This Commitment Letter (including the Summaries of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Agents in the negotiation, performance or enforcement hereof. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     This Commitment Letter, together with the Summaries of Terms and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter), embodies the entire agreement and understanding among the parties hereto with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. Those matters that are not covered or made clear herein or in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Agents to make any oral or written statements that are inconsistent with this Commitment Letter.
     This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
     All commitments and undertakings of Bank of America, MSSF and BAS under this Commitment Letter with respect to the Senior Credit Facilities will expire at 5:00 p.m. (Pacific time) on July 21, 2008 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return them to us prior to that time. All commitments and undertakings of Banc of America Bridge, MSSF and BAS under this Commitment Letter with respect to the Bridge Facil-

ity will also expire at that time unless you sign this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments, and also sign the Engagement Letter, and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Agents hereunder will expire on the earliest of (a) December 31, 2008, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition, (i) in the case of the Senior Credit Facilities, without the use of the Senior Credit Facilities, or (ii) in the case of the Bridge Facility, without the use of the Bridge Facility, and (c) the acceptance by the Target of a Superior Offer (as defined in the Acquisition Agreement) resulting in a termination of the Acquisition Agreement.
     BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA AND MSSF ARE OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S AND MSSF’S OFFERS TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE AND MSSF ARE OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA AND MSSF TO PROVIDE THE SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE FACILITY OR BOTH.
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EXECUTION COPY
     We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ William A. Bowen Jr.
	Name:	William A. Bowen Jr.
	Title:	MD

BANC OF AMERICA BRIDGE LLC
By:	/s/ Garrett Carpenter
	Name:	Garrett Carpenter
	Title:	Principal

BANC OF AMERICA SECURITIES LLC
By:	/s/ Garrett Carpenter
	Name:	Garrett Carpenter
	Title:	Principal

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Andrew W. Earls
	Name:	Andrew Earls
	Title:	Vice President

The provisions of this Commitment Letter with respect to the Senior Credit Facilities are accepted and agreed to as of the date first written above:

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:	/s/ Richard Deranleau
	Name:	R. Deranleau
	Title:	VP Finance, CFO

The provisions of this Commitment Letter with respect to the Bridge Facility are accepted and agreed to as of the date first written above:

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:	/s/ Richard Deranleau
	Name:	R. Deranleau
	Title:	VP Finance, CFO

ANNEX I
SUMMARY OF TERMS AND CONDITIONS
$1,125,000,000 SENIOR CREDIT FACILITIES
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Brocade Communication Systems, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect subsidiaries of the Borrower (the “Guarantors”), other than any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee would result in a material tax liability. All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Administrative Agent”).

Joint Lead Arrangers and Joint Book Managers:
Banc of America Securities LLC (“BAS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as joint lead arrangers and joint book running managers for the Senior Credit Facilities (in such capacities the “Senior Lead Arrangers”).

Syndication Agent:	MSSF will act as sole and exclusive syndication agent (the “Syndication Agent”).

Senior Lenders:	Bank of America, MSSF and other banks, financial institutions and institutional lenders acceptable to the Senior Lead Arrangers and the Borrower.

Senior Credit Facilities:	An aggregate principal amount of up to $1,125.0 million will be available through the following facilities:

Term Loan Facility: a $1,000.0 million five year term loan facility, all of which will be drawn on the Closing Date (the “Term Loan Facility”).

Revolving Credit Facility: up to $125.0 million revolving credit facility, available from time to time until the fifth anniversary of the Closing Date (the “Revolving Credit Facility”), which will include a sublimit to be determined for the issuance of standby and commercial letters of

Annex I-1

credit (each a “Letter of Credit”) and a sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”) and Swingline Loans will be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. No more than $5.0 million of the Revolving Credit Facility will be drawn on the Closing Date; provided that if on the Closing Date the Borrower pays additional upfront fees in excess of 2% of the aggregate principal amount of the Senior Credit Facilities (such excess amount being referred to as “Additional UpFront Fees”), up to 50% of such Additional UpFront Fees may be financed with borrowing under the Revolving Credit Facility.

Swingline Option:	Swingline Loans will be made available on a same day basis in an aggregate amount to be agreed and in a minimum amount to be agreed. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Incremental Facilities:	The definitive loan documentation will permit the Borrower to increase commitments under the Revolving Credit Facility no more than three times during the life of the Revolving Credit Facility (any such increase, an “Incremental Facility”) in an aggregate amount not to exceed $200.0 million and such Incremental Facility shall share pari passu in the collateral; provided that (i) no existing Lender will be required to participate in or provide any such Incremental Facility; (ii) no default exists or would exist after giving effect thereto; (iii) any Incremental Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility (iv) subject to the following paragraph, the interest rate margins for any Incremental Facility shall be determined by the Borrower and the lenders thereunder; and (v) any LIBOR floors or Alternate Base Rate floors applicable to any Incremental Facilities shall be no higher than the LIBOR floor and Alternate Base Rate floor applicable to the Senior Credit Facilities.

In the event that the interest rate margins for any Incremental Facility are higher than the interest rate margins for the Revolving Credit Facility, then the interest rate margins for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Facilities; provided, that in determining the interest rate margins applicable to such Incremental Facility and the Revolving Credit Facility, original issue discount (“OID”), upfront fees, underwriting fees and/or any other fees (which, in the case of such fees shall be deemed to constitute like amounts of OID) paid or payable directly or indirectly by the Borrower to the lenders under such Incremental Facility or the Revolving Credit Facility, as applicable, shall be included (with OID being equated to interest based on assumed four-year life to maturity or the term of the applicable debt if shorter than four years).

Annex I-2

Purpose:	The proceeds of the Senior Credit Facilities shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; and (iii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date: Interest Rates:	On or before December 31, 2008.

The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or, (ii) the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. For the first 30 months following the Closing Date, the Alternate Base Rate will be deemed to be not less than 4.00% per annum and LIBOR will be deemed to be not less than 3.00% per annum. The Applicable Margin means, with respect to the Term Loan Facility and the Revolving Credit Facility, a percentage per annum to be determined in accordance with the performance pricing grid referred to below.

The Borrower may select interest periods of one, two, three or six months (or, if available to all Lenders under an applicable facility, nine or twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Commitment Fee:	Commencing on the Closing Date, a commitment fee (calculated on a 360-day basis) shall be payable on the unused portion of the Revolving Credit Facility at a rate of (i) until the delivery of the Companies’ financial statements for the first full fiscal quarter ending after the Closing Date, 0.50% per annum, and (ii) thereafter, a percentage per annum to be determined in accordance with the total leverage-based grid set forth below, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Senior Secured Leverage of the	Commitment
Companies on a consolidated basis	Fee
>1:5 to 1:0	50 bps
<1:5 to 1:0	37.5 bps
> 1:0 to 1:0	25 bps

Pricing Grid:	The Applicable Margin for LIBOR advances shall be, the rate per annum set forth in the table below opposite the ratings status.

Annex I-3

	Base Rate
	Loans	LIBOR Loans
I. If the Borrower’s corporate family rating from Moody’s on the Closing Date is Ba2 (stable) or higher and the Borrower’s corporate credit rating from S&P on the Closing Date is BB (stable) or higher (“Ratings Status I”)	250	350

II. If Ratings Status I does not apply on the Closing Date	300	400

After the Closing Date, the Applicable Margin with respect to the Revolving Credit Facility shall be subject to a leverage based pricing grid to be agreed.

Calculation of Interest and Fees:
Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Senior Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.125% per annum will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term Loan Facility: five years after the Closing Date.

Revolving Credit Facility: five years after the Closing Date.

Scheduled Amortization:	Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization (the “Scheduled Amortization”) of principal (in equal installments) in annual amounts, expressed as a percentage of the principal amount of the Term Loan Facility, as set forth in the table below, with the final payment of all amounts outstanding, plus accrued interest, being due five years after the Closing Date.

Annex I-4

Percentage of Principal
Year	of the Term Loan Facility
Year 1	5%
Year 2	5%
Year 3	10%
Year 4	20%
Year 5	60%

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility until the fifth anniversary of the Closing Date.

Mandatory Prepayments and Commitment Reductions:

In addition to the amortization set forth above, (a) all net cash proceeds from (i) sales of property and assets of Borrower and its subsidiaries (including sales or issuances of equity interests by subsidiaries of Borrower; it being understood that no prepayment will be required in connection with a sale-leaseback of the Borrower’s new campus (the “Campus Sale-Leaseback”), sales in the ordinary course of business, including, sales of inventory, obsolete equipment and accounts receivable disposed for collection and sales of assets in amounts to be agreed); and (ii) casualty proceeds and condemnation awards, subject in all cases to reinvestment rights within 365 days and other exceptions to be agreed upon; (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries other than debt permitted under the loan documentation (including, without limitation, if the Bridge Facility is funded, the Rollover Loans or Exchange Notes referred to in Annex II or equity or Permanent Securities in an initial principal amount sufficient to refinance any outstanding Bridge Financing, attributable indebtedness in respect of the Campus Sale-Leaseback, or the outstanding convertible subordinated debt (the “McData Notes”)) and other exceptions to be agreed, and (c) commencing with the fiscal year ending in 2009 upon delivery of the audited financial statements, 50.0 % of Excess Cash Flow (as defined in Schedule I attached hereto) of Borrower and its subsidiaries (subject to step downs to 0% (if the Borrower’s Senior Secured Leverage Ratio is less than 1.5:1.0)), shall be applied to the prepayment of (and permanent reduction of the commitments under) the Term Loan Facility, ratably to the principal repayment installments of the Term Loan Facility on a pro rata basis.

Optional Prepayments and Commitment Reductions:

The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. Each such prepayment of the Term Loan Facility shall be applied ratably to
Annex I-5

the principal repayment installments of the Term Loan Facility in a manner directed by the Borrower. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without premium or penalty.

Security:	The Senior Secured Credit Facilities and any hedging or treasury management obligations to which a Senior Lender or an affiliate of a Senior Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests of each of Borrower’s direct and indirect subsidiaries, and perfected first priority security interests in and mortgages on all tangible and intangible assets of Borrower and the Guarantors (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, owned real property, cash and proceeds of the foregoing), wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences, and subject to such other exceptions as are agreed (it being understood that the pledge of voting securities of first-tier foreign subsidiaries shall be limited to 65%).
Notwithstanding the foregoing, the collateral will exclude (A) those assets as to which (i) prior to and on the Closing Date, the Lead Arrangers and (ii) following the Closing Date, the Collateral Agent, shall reasonably determine in consultation with the Borrower and confirmed in writing by notice from the Lead Arrangers or Collateral Agent, as applicable, to the Borrower that the costs of obtaining a security interest are excessive in relation to the benefits provided to the Lenders of the security interest afforded thereby, and (B) other exceptions to be agreed. The collateral shall exclude (i) leasehold interests, (ii) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing) (iii) motor vehicles and other assets subject to certificates of title, (iv) assets as to which granting or perfecting such security interest would violate applicable law or (v) margin stock. No control agreements or other control arrangements shall be required with respect to letter of credit rights, deposit accounts or securities accounts.

Conditions Precedent to Closing and Initial Funding:	Only those specified in Annex III to the Commitment Letter and the delivery of a borrowing notice and the conditions set forth in paragraph 5 of the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities:

Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities after the Closing Date will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be materially correct and (ii) no defaults or Events of Default shall have occurred and be continuing.
Annex I-6

Representations and Warranties:	Limited to the following (subject to thresholds, materiality levels and/or exceptions to be agreed): (i) corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, material contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information and no material adverse change after the Closing Date; (vi) no required governmental (including without limitation exchange control) or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) sufficiency of title to property and assets (including, intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency; (xiv) tax status and payment of taxes, and (xv) status as senior debt.

Covenants:	Limited to the following (subject to thresholds, baskets, materiality levels and exceptions to be agreed):

(a)     Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (ix) further assurances as to perfection and priority of security interests; (x) grant of security on additional property and assets upon the occurrence of an Event of Default; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults, compliance, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information as the Required Lenders shall reasonably request).

(b)     Negative Covenants: Restrictions on (i) liens; (ii) debt (other than the Senior Notes or the Bridge Financing and Permanent Securities in an initial principal amount sufficient to refinance the outstanding Bridge Financing, intercompany indebtedness subordinated on terms satisfactory to the Lenders, the McData Notes (and any refinancings thereof), Campus Sale-Leaseback, equipment financings, capital leases, and other debt to be agreed upon), guarantees or other contingent obligations (including, without limitation, ordinary course of business letter

Annex I-7

of credit reimbursement obligations); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (other than sales in the ordinary course of business such as sales of inventory, obsolete equipment and accounts receivable disposed for collection, the Campus Sale-Leaseback and other sales of assets in amounts to be agreed); (v) loans, acquisitions (other than Permitted Acquisitions as defined below), joint ventures and other investments; (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing subordinated debt; (viii) capital expenditures (with a one year carry forward percentage provision to be agreed); (ix) granting negative pledges (other than any such negative pledge under the definitive documentation for the Bridge Facility and the Senior Notes which shall expressly permit liens in favor of the Administrative Agent and the Senior Lenders); (x) changes in the nature of business; and (xi) amending organizational documents in a manner adverse to the Lenders, in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation. The covenants will include exceptions for tax planning strategies to be agreed and leasing and international credit lines in the ordinary course of business.

“Permitted Acquisition” means any acquisitions by the Borrower or a Guarantor of the equity or assets (whether by merger, asset or stock purchase or otherwise) of any Person, provided that (a) no default or event of default has occurred and is continuing immediately prior to or after such Permitted Acquisition, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of the applicable Measurement Period, with the financial covenants set forth below, (c) such Permitted Acquisitions shall not exceed $300 million in the aggregate (of which no more than $100 million may be used on or prior to the first anniversary of the Closing Date) unless the Borrower’s Consolidated Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements are available would be less than 2.0x, on a pro forma basis, after giving effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of the applicable Measurement Period; (d) the acquired company or assets are in the same or a generally related lines of business as the Borrower and its subsidiaries and (e) the acquired company or any subsidiary thereof, upon the acquisition thereof is or becomes or is merged or consolidated with or into the Borrower or a Guarantor and its assets are pledged in accordance with the provisions described in the section above entitled “Security” to the extent applicable.
Annex I-8

(c) Financial Covenants: Limited to the following:

• Maintenance of a maximum Consolidated Leverage Ratio (as defined in Schedule I attached hereto), with an initial level of 4.25x and with step-downs to be agreed;

• Maintenance of a maximum Consolidated Senior Secured Leverage Ratio (as defined in Schedule I attached hereto), with an initial level of 2.3x and with step-downs to be agreed; and

• Maintenance of a minimum Consolidated Fixed Charge Coverage Ratio (as defined in Schedule I attached hereto), with an initial level of 1.25x and with step-ups to be agreed.

The financial covenants will initially be set using an approximately 20% cushion from the base case model provided to the Lead Arrangers by the Borrower, and will be calculated on a consolidated basis for the Borrower and its Subsidiaries and for each consecutive four fiscal quarter period.

The financial definitions relating to the financial covenants are set forth in Schedule I attached hereto.

Events of Default:	Limited to (subject to thresholds, materiality levels, cure periods and/or exceptions to be agreed): (i) nonpayment of principal, interest, fees or other amounts due under the Senior Credit Facilities, (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to other material indebtedness in an amount in excess of $25 million; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults in an amount in excess of $25 million and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined in a mutually agreeable manner); and (ix) customary ERISA defaults.

Assignments and Participations:	Each Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other financial institutions approved by the Administrative Agent and, so long as no default has occurred, the Borrower, which approval shall not be unreasonably withheld or delayed, in principal amounts not less than (x) $1 million with respect to the Term Loan Facility and (ii) $5 million with respect to the Revolving Credit Facility; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Senior Lenders or any of their affiliates. Each Senior Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or
Annex I-9

part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee will be charged with respect to each assignment.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Senior Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities, except that the consent of all of the Senior Lenders be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment of principal or interest (other than mandatory prepayment provisions) and, (iv) releases of all or substantially all of the collateral or value of the guarantees.

The Senior Secured Facilities shall contain customary provisions permitting the Borrower to replace defaulting or non-consenting Lenders at par, plus the applicable premiums, and in the case of non-consenting Lenders only, in all instances in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities shall have consented thereto.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law: Expenses:	New York.

The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the reasonable legal fees and expenses of the Administrative Agent’s counsel. The Borrower will also pay the expenses of each Senior Lender in connection with the enforcement of any of the loan documentation related to the Senior Credit Facilities.

Counsel to the Administrative Agent and the Senior Lead Arrangers:	Cahill Gordon & Reindel LLP.
Annex I-10

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.
Annex I-11

ANNEX II-A
SUMMARY OF TERMS AND CONDITIONS
$500,000,000 SENIOR BRIDGE FACILITY
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Same Borrower as in the Senior Financing Summary of Terms.

Guarantors:	Same Guarantors as in the Senior Financing Summary of Terms. Any Guarantor no longer required to guarantee the Senior Credit Facilities in accordance with the terms thereof shall be automatically released from its obligations to guarantee the Bridge Loans.

Joint Lead Arrangers and Joint Book Managers:
Banc of America Securities LLC (“BAS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as joint lead arrangers and joint book running managers for the Bridge Facility (in such capacities, the “Bridge Lead Arrangers”).

Bridge Lenders:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”, MSSF, together with Banc of America Bridge, the “Initial Bridge Lenders”), and other financial institutions and institutional lenders acceptable to the Bridge Lead Arrangers (the “Bridge Lenders”).

Bridge Facility:	$500.0 million of unsecured senior bridge loans (the “Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be unsecured, senior obligations of the Borrower, ranking pari passu with or senior to all other unsecured obligations of the Borrower. The Guarantees will be unsecured, senior obligations of each Guarantor, ranking pari passu with or senior to all other unsecured obligations of such Guarantor.

Purpose:	Together with borrowings under the Senior Credit Facilities, the proceeds of the Bridge Facility shall be used (i) to finance in part the Acquisition and (ii) to pay fees and expenses incurred in connection with the Transaction.

Closing Date:	On or before December 31, 2008.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the greater of (i) three-month LIBOR plus the Applicable Margin, provided that LIBOR will be deemed to be not less than 3.00% per annum for the first 30 months following the Closing Date or (ii) 10.00% per annum. The Applicable Margin for Bridge Loans shall be 700 basis points, and will increase by an additional 50 basis points at the end of each subsequent three-month period for as long as the Bridge Loans are

Annex II-A-1

outstanding; provided that the interest rate shall not exceed 12.75% (the “Total Cap”). Notwithstanding the foregoing, in the case of an Event of Default, the Applicable Margin shall be increased by 2.0% per annum.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:	The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest on the portion to be repaid to the prepayment date.

Mandatory Prepayments:	The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of any debt or equity securities of the Borrower; (ii) subject to customary exceptions to be agreed and prepayment requirements under the Senior Credit Facilities, the net proceeds from any other indebtedness incurred by the Borrower or any of the Borrower’s subsidiaries; and (iii) subject to customary exceptions to be agreed and to prepayment requirements under the Senior Credit Facilities, the net proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries.

Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment without any premium (other than, in the case of Exchange Notes the interest rate for which has been fixed in accordance with the terms set forth in Annex II-C, a prepayment fee equal to 1% of such outstanding principal amount). Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be converted into unsecured, senior rollover loans with a maturity of six years from the Rollover Date (the “Rollover Loans”) and otherwise having the terms set forth in Annex II-B. On or after the Rollover Date, once the Borrower has received requests for $50.0 million aggregate principal amount of Rollover Loans, the Bridge Lenders will have the right to exchange the outstanding Rollover Loans held by it for unsecured, senior exchange notes of the Borrower having the terms set forth in Annex II-C.

Conditions Precedent:	Only those specified in Annex III to the Commitment Letter.

Annex II-A-2

Covenants:	Usual and customary for a transaction of this type, and others deemed appropriate by the Bridge Lead Arrangers, including (without limitation) covenants similar to those contained in the Senior Credit Facilities, and a covenant for the Borrower to use its commercially reasonable efforts to refinance the Bridge Facility with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date. For the avoidance of doubt, it is understood that the Bridge Facility will not contain any financial maintenance covenants.

Representations and Warranties, Events of Default, Waivers and Consents:

Similar to those contained in the Senior Credit Facilities (with such additions and modifications thereto as the Bridge Lead Arrangers and the Borrower may reasonably agree to reflect the proposed transaction) (except that a cross-acceleration default shall apply with respect to defaults under the Senior Credit Facilities).

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arrangers. In addition, the Initial Bridge Lenders may share their commitment with any third party.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees and expenses of the Bridge Lead Arrangers’ counsel. The Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation related to the Bridge Facility.

Counsel to Bridge Lead Arrangers:	Cahill Gordon & Reindel LLP.

Fees:	As provided in the Fee Letter.

Annex II-A-3

ANNEX II-B
SUMMARY OF TERMS AND CONDITIONS
$500,000,000 SENIOR ROLLOVER FACILITY
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Rollover Facility:	Unsecured, senior rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:	At the Rollover Date, the interest rate on the Rollover Loans will be a rate per annum equal to the greater of (i) three-month LIBOR in effect on the Rollover Date plus the Applicable Margin on the Bridge Loans in effect on the Rollover Date and (ii) 10.00% per annum. For each three-month period after the Rollover Date the interest rate shall increase by 0.50%.

The interest rate on the Rollover Loans shall not exceed the Total Cap. Notwithstanding the foregoing, following the occurrence of an Event of Default, the applicable interest rate shall be increased by 2.0% per annum.

Maturity:	Interest on the Rollover Loans will be payable quarterly in arrears. Six years from the Rollover Date (the “Rollover Maturity Date”).

Optional Prepayment:	For so long as the Rollover Loans have not been exchanged for unsecured, senior exchange notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

Annex II-B-1

(i)	at the time of any such refinancing, there shall exist no Event of Default or event that, with notice and/or lapse of time, could become an Event of Default;

(ii)	all fees due to the Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full;

(iii)	the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested); and

(iv)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arrangers. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Rollover Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

Annex II-B-2

ANNEX II-C
SUMMARY OF TERMS AND CONDITIONS
$500,000,000 SENIOR EXCHANGE NOTES
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Ranking:	Same as Bridge Loans.

Exchange Notes:	At any time on or after the Rollover Date, once the Borrower has received requests for $50.0 million aggregate principal of Rollover Loans, the Bridge Lenders may exchange their Rollover Loans for an equal principal amount of unsecured, senior exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, giving due regard to prevailing market conditions. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Interest Rate; Redemption:	Each Exchange Note will initially bear interest at the rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the interest rate on the Exchange Notes shall be determined in the same manner as set forth in Annex II-B with respect to the Rollover Loans. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes (but in no event in excess of the Total Cap). In such event, such Exchange Notes will be non-callable until the fourth anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the date that is one year prior to maturity of the Exchange Notes. Prior to the third anniversary of the Rollover Maturity Date, the Borrower may redeem up to 35% of the aggregate principal amount of the Exchange Notes, at a price of 100% plus the applicable coupon, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or

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more equity offerings; provided that the minimum outstanding principal amount of the Exchange Notes after such repurchase is not less than 65% of the amount of the original issue. The Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Registration Rights:	Within 270 days after the Closing Date the Borrower shall file a shelf or other registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable efforts to cause such shelf or other registration statement to be declared effective by the Bridge Loan Maturity Date and keep such shelf or other registration statement effective, with respect to resales of the Exchange Notes, until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Rollover Maturity Date. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes who are unable freely to transfer Exchange Notes from and including the 270th day after the date of the first issuance of Exchange Notes to but excluding the effective date of such shelf or other registration statement with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum. After the 365th day following the Rollover Maturity Date, the Borrower shall no longer be required to register the Exchange Notes so long as the Exchange Notes are freely tradable under Rule 144 and the restricted legend thereon has been removed.

Covenants:	The indenture relating to the Exchange Notes will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities, giving due regard to prevailing market conditions.

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities, giving due regard to prevailing market conditions.

Governing Law:	New York.

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SCHEDULE I

FINANCIAL DEFINITIONS
     “Attributable Indebtedness” as to any Person, means, on any date of determination, (a) in respect of any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capitalized lease and (c) all Synthetic Debt of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures of property, plant and equipment and any other capital assets of such Person that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP.
     “Capitalized Lease” as applied to any Person, means any lease (or other arrangement conveying the right to use) of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
     “Consolidated EBITDA” means, with respect to any Measurement Period, an amount equal to Consolidated Net Income of the Borrower and its subsidiaries on a consolidated basis for such Measurement Period plus (a) without duplication the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) fees, costs and expenses incurred on or prior to the Closing Date in connection with the Acquisition and the financing thereof, (v) any cash restructuring charges and integration costs in connection with the Acquisition, in an aggregate amount not to exceed $75,000,000, (vi) non-cash restructuring charges incurred in connection with the Transaction, all as approved by Arrangers, (vii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its subsidiaries for such Measurement Period), (viii) any non-cash charges for stock compensation expense in compliance with FAS 123R and amortization of the fair value of unvested options under Target’s employee stock option plan assumed by the Borrower, and (ix) legal fees and expenses relating to the Borrower’s indemnification obligations for the benefit of its former officers and directors in connection with its historic stock option litigation, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its subsidiaries for such Measurement Period); provided, however, that (other than for purposes of calculating Excess Cash Flow) Consolidated EBITDA for any Measurement Period shall be determined on a pro forma basis giving effect to the Acquisition (if consummated during such Measurement Period) or any Permitted Acquisitions or any disposition of any business or assets consummated during such Measurement Period, in each case as if such transaction occurred on the first day of such Measurement Period and in accordance with Regulation S-X promulgated by the Securities and Exchange Commission; provided, further, that the Consolidated EBITDA of the Borrower for the fiscal quarter ended April 26, 2008 and January 26, 2008, was $93,381,000 and $94,287,000, respectively, and the Consolidated EBITDA of the Target as adjusted to the Borrower’s fiscal quarters ended April 26, 2008 and January 26, 2008, was $32,270,000 and $41,075,000, respectively.

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     “Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) rentals payable under leases of real property, less (iii) the aggregate amount of all Capital Expenditures to (b) the sum of (i) Consolidated Interest Charges (excluding interest expense attributable to the Campus Sale-Leaseback), (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under this Agreement, (iii) rentals payable under leases of real property, (iv) the aggregate amount of all dividends and distributions by the Borrower in respect of its capital stock and (v) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Charges shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all Indebtedness for borrowed money (including obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all indebtedness (excluding prepaid interest thereon) of others secured by a non-statutory Lien on property owned or being purchased by the Borrower or any Subsidiary, whether or not such indebtedness being secured thereby shall have been assumed by the Borrower or any Subsidiary or is limited in recourse, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Attributable Indebtedness, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than the Borrower or any subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent such Indebtedness is recourse to the Borrower or such Subsidiary. For purposes hereof, the amount of any direct obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.
     “Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets (to the extent such deferred purchase price constitutes Indebtedness), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its subsidiaries on a consolidated basis for the most recently completed Measurement Period, but excluding solely for purposes of determining Consolidated EBITDA, any fees, costs and expenses incurred on or prior to the Closing Date in connection with the Acquisition and the financing thereof.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period ending on such date.
     “Consolidated Net Income” means, with respect to any Measurement Period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent

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that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
     “Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, minus, without duplication, all unsecured senior subordinated or subordinated Indebtedness of the Borrower or its subsidiaries on a consolidated basis as of such date (including without limitation the McData Notes), to (b) Consolidated EBITDA for the Measurement Period ending on such date.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Excess Cash Flow” means, for any Measurement Period, the excess (if any) of (a) Consolidated EBITDA for such Measurement Period over (b) the sum (for such Measurement Period) of (i) Consolidated Interest Charges paid in cash by the Borrower and its Subsidiaries, (ii) scheduled or mandatory principal repayments of Consolidated Funded Indebtedness (excluding repayment of Revolving Loans, Swingline Loans or any other revolving credit facility, except to the extent there is an equivalent permanently reduction in the commitments related thereto), except to the extent such repayments are not made with internally generated funds (iii) voluntary principal repayments of the Loans under the Loan Documents (excluding repayment of Revolving Loans or Swingline Loans, except to the extent there is an equivalent permanently reduction in the commitments related thereto), except to the extent such repayments are not made with internally generated funds, (iv) all income taxes actually paid in cash by the Borrower and its Subsidiaries with respect to such Measurement Period, (v) Capital Expenditures actually made by the Borrower and its Subsidiaries during such Measurement Period, except to the extent such Capital Expenditures are not made with internally generated funds, and (vi) fees, costs and expenses and cash restructuring charges added back in the definition of Consolidated EBITDA pursuant to clauses (iv) and (v) in the definition thereof.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, net of reasonably anticipated insurance, setoff and other recovering relating thereto. The term “Guarantee” as a verb has a corresponding meaning.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than time-based licenses, raw material purchase contracts and trade accounts payable in the ordinary course of business), which purchase price is due more than nine (9) months from the date of incurrence of the obligations in respect thereof;
     (e) indebtedness (excluding prepaid interest thereon) of others secured by a non-statutory Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

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     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes hereof, the amount of any direct obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. For purposes hereof, the amount of any contingent obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, net of reasonably anticipated insurance, setoff and other recovering relating thereto.
     “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

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EXECUTION COPY
ANNEX III
CONDITIONS PRECEDENT TO CLOSING
$1,125,000,000 SENIOR CREDIT FACILITIES
$500,000,000 SENIOR BRIDGE FACILITY
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.
     The closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions precedent:
     (i) Concurrently with the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility, if necessary, the Acquisition shall be consummated in accordance with the terms of the agreement and plan of merger dated as of July 21, 2008, by and among the Borrower, Falcon Acquisition Sub, Inc. (“Acquisition Sub”) and the Target (including all schedules and exhibits thereto) (the “Acquisition Agreement”), and (A) no provision of the Acquisition Agreement shall have been altered, amended or otherwise changed or supplemented nor (B) any condition therein regarding the obligations of the Borrower or Acquisition Sub thereunder shall have been waived, in either case of clause (A) or (B) in any respect materially adverse to the Lenders (as determined by the Lead Arrangers) without prior written approval of the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned).
     (ii) The Borrower and each of the other Companies, after giving effect to the Transaction, shall have outstanding (x) no indebtedness for borrowed money other than (A) loans and other extensions of credit under the Senior Credit Facilities, (B) the Convertible Notes, (C) the Senior Notes and/or Bridge Loans under the Bridge Facility, as the case may be, (D) the Mcdata Notes and (y) other indebtedness for borrowed money and capital leases in an amount not to exceed $15 million.
     (iii) There shall not have occurred since March 31, 2008, a change, occurrence or development that has or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).
     (iv) The Lenders shall have received customary certification as to the solvency of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.
     (v) The Lenders under each Facility shall have received reasonably satisfactory customary opinions of counsel (subject to customary assumptions, qualifications and limitations) to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, non-contravention, no conflicts, validity, binding effect and enforceability of the documents for such Facility and, in the case of the Senior Credit Facilities, creation and perfection of the liens granted thereunder on the Collateral) and of appropriate customary local counsel and such corporate resolutions, certificates and other documents as are customary and as such Lenders shall reasonably require. With respect to the Senior Credit Facilities, the Administrative Agent (on behalf of the Senior Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other Collateral and definitive documentation relating to the Senior Credit Facilities and consistent with

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the Senior Financing Summary of Terms shall have been executed and delivered to the Administrative Agent. With respect to the Bridge Facility, definitive documentation relating to the Bridge Facility and consistent with the Bridge Summary of Terms shall have been executed and delivered to the Administrative Agent.
     (vi) In the case of the Senior Credit Facilities, all filings, recordations and searches necessary in connection with the liens and security interests in the Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers and access letters reasonably requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained. The Senior Lenders shall have received insurance endorsements naming the Administrative Agent, on behalf of itself and the Senior Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral. Notwithstanding anything in paragraph (v) or this paragraph to the contrary, to the extent any guarantee is not provided, or any security interest in any collateral is not granted and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or granting of perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed, and it being further understood that commercially reasonable efforts in this context shall include, at a minimum, delivery of, or authorization to file, UCC financing statements, delivery of those guarantees of subsidiaries of the Borrower that are Guarantors and pledge and delivery of capital stock of the Borrower’s subsidiaries to the extent such guarantees and pledges are required pursuant to this Commitment Letter.
     (vii) The waiting period applicable to the consummation of the Acquisition under the Hart Scott Rodino Act of 1976, as amended, shall have expired or been terminated, and there shall not be in effect any voluntary agreement between the Borrower or the Target and the Federal Trade Commission or the Department of Justice pursuant to which the Borrower or the Target has agreed not to consummate the Acquisition for any period of time.   Any waiting period applicable to the consummation of the Acquisition under any applicable foreign antitrust or competition law or regulation or under any other foreign legal requirement shall have expired or been terminated, except where the failure of any particular waiting period to have expired or to have been terminated prior to the Closing Date would not reasonably be expected to materially affect the business of the Borrower or Target or any of Target’s subsidiaries in any adverse way.  Any governmental authorization or other consent required to be obtained under any applicable antitrust or competition law or regulation or under any other legal requirement shall have been obtained and shall remain in full force and effect (except where the failure to have obtained a particular consent prior to the Closing Date would not reasonably be expected to materially affect the business of the Borrower or Target or any of Target’s subsidiaries in any adverse way), and no such governmental authorization or other consent shall require, contain or contemplate any term, limitation, condition or restriction that the Borrower determines in good faith to be materially burdensome.
     (viii) The Lead Arrangers and the Lenders shall have received: (A) unaudited consolidated financial statements of the Companies for any interim quarterly periods that have ended since the most recent of such audited financial statements and at least 45 days prior to the Closing Date, and pro forma financial statements as to the Companies giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed quarter that have ended

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since the most recent audited financial statements and at least 45 days prior to the Closing Date, which shall meet the applicable requirements of Regulation S-X under the Securities Act of 1933, as amended; (B) forecasts relating to the Companies prepared by management of the Borrower, each in form reasonably satisfactory to the Lead Arrangers and the Lenders, of balance sheets, income statements and cash flow statements for each quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities; and (C) a certificate of the chief financial officer of the Borrower that the pro forma financial statements delivered pursuant to clause (A) above and the forecasts delivered pursuant to clause (B) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Borrower to be reasonable and at the time prepared.
     (ix) The Borrower shall have complied in all material respects with all of the material terms of the Fee Letter and, if the Commitment Letter shall have been accepted as to the Bridge Facility, the Engagement Letter to be complied with on or before such date. All accrued fees and expenses of the Administrative Agent, the Senior Lead Arrangers, the Bridge Lead Arrangers and the Lenders (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local counsel for the Lenders) shall have been paid.
     (x) In the case of the Bridge Facility, (A) not later than the earlier of (i) the 20th consecutive day prior to the Closing Date and (ii) December 1, 2008 (the “OM Delivery Date”), the Borrower shall have completed and made available to the Lead Arrangers and potential investors copies of an offering memorandum for the offer and sale of the Senior Notes pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be reasonably required by applicable laws, as are customary and appropriate for such a document or as may be required by the Lead Arrangers (including all audited, pro forma and other financial statements and schedules of the Companies of the type that would be required in a registered public offering of the Senior Notes), and (B) senior management of the Borrower shall have made themselves reasonably available (subject to reasonable notice and scheduling) for due diligence and a road show and other meetings with potential investors for the Senior Notes as required by the Bridge Lead Arrangers in their reasonable judgment to market the Senior Notes and the Arrangers shall have been afforded a customary marketing period to market the Senior Notes. It being understood that if the Borrower issues Convertible Notes prior to the OM Delivery Date, the proceeds of which are sufficient to consummate the Acquisition without the Bridge Facility, then this condition (x) does not have to be satisfied.
     (xi) The Lead Arrangers shall have received satisfactory evidence that the Borrower and its subsidiaries have no less than $250.0 million, less 50% of any Additional UpFront Fees (or $200.0 million, less 50% of any Additional UpFront Fees, if the Borrower’s existing stock-option litigation has been settled prior to the Closing Date in a manner reasonably satisfactory to the Lead Arrangers) in consolidated unrestricted cash and cash equivalents (it being understood that cash equivalents will include the type of investments previously disclosed to the Lead Arrangers by the Borrower but will in any event exclude auction rate securities) on the Closing Date available for general corporate purposes in the United States after giving effect to any repatriation tax consequences (net of any applicable tax credits) to the Borrower or its subsidiaries after the Acquisition has been consummated.
     Notwithstanding anything in the Commitment Letter, Annexes I, II or III thereto, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Borrower, the Target, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities

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on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means representations and warranties of Borrower relating to Borrower’s legal existence, corporate power and authority, the due authorization and execution, delivery and enforceability of the definitive documentation relating to the Facilities, Federal Reserve margin regulations, solvency, the Investment Company Act, the Patriot Act status of the Senior Credit Facilities as senior debt and, subject to clause (vi) above, the validity, perfection and priority of security interests granted in the collateral securing the Senior Credit Facilities.

Annex III-4